Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

Whittier Energy Corporation Announces Results of 2005 Annual Meeting

HOUSTON – (Business Wire) – October 19, 2005 – Whittier Energy Corporation (OTCBB: WECP.OB) announced today that all proposals submitted to its shareholders were approved at the Company’s 2005 Annual Stockholders’ Meeting held on Tuesday, October 18, 2005.

Included in the proposals submitted to its shareholders, and approved by the affirmative vote of a majority of the Company’s outstanding common stock and Series A preferred stock, was an amendment to Whittier’s articles of incorporation to increase the Company’s authorized shares of common stock from 33.3 million shares to 100 million shares. Whittier does not have any current plans regarding the issuance of the additional authorized shares, but sought the increase to provide additional flexibility for the issuance of shares of common stock in the future.

Whittier’s shareholders also re-elected the Company’s seven incumbent directors to the board, approved an amendment to Whittier’s long-term stock option plan increasing the number of shares of common stock reserved and available for issuance under the plan, and ratified the appointment of Grant Thornton LLP as Whittier’s independent auditors for the 2005 fiscal year.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “We appreciate the strong support of our shareholders represented by a near unanimous approval of all of our proposals by the common and Series A preferred shares voted at our Annual Meeting. We look forward to continued shareholder support as we execute our business strategy going forward.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. The Company’s stock trades as WECP.OB on the Over-the-Counter Bulletin Board. Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Whittier assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

333 Clay Street • Suite 1100 • Houston, TX 77002 • Phone: (713) 850-1880 • Fax: (713) 850-1879